Exhibit 99.2

Historical Information

The below supplemental financial information is intended to provide more clarity regarding the digital commerce businesses of Liberty Interactive Corporation (other than Provide Commerce (which is subject to a pending disposition to FTD Companies, Inc. and its’ RedEnvelope subsidiary which will be shut down in early 2015) and BuySeasons (which is now held by Liberty TripAdvisor Holdings, Inc.)) and is not necessarily representative of the future statement of operations nor the prior statement of operations had these businesses not been part of Liberty Interactive Corporation from the earliest period presented.  These businesses (the “Liberty Digital Commerce Companies") consist of Backcountry.com, Bodybuilding.com, CommerceHub, Evite and Right Start. Adjusted OIBDA, which is a non-GAAP financial measure, for this group of companies for the trailing twelve months ended June 30, 2014 is set forth below. Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization, restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.   Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive’s management considers in assessing the results of operations and performance of its assets.

$ in millions	TTM June 30, 2014

Adjusted OIBDA
eCommerce Businesses - as reported	$62

Add back: adjusted OIBDA loss from Provide, RedEnvelope and BuySeasons	14

Liberty Digital Commerce Companies	76

Depreciation and amortization	(48)
Stock-based compensation	(27)
Impairment of intangible assets	(18)
Operating Income (Loss)	$(17)